Exhibit 99.1
Diodes Incorporated Increases Third Quarter 2010 Guidance
Dallas, Texas — September 9, 2010 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today increased its revenue and gross margin guidance for the third quarter of 2010.
The Company is increasing its guidance for the third quarter of 2010 and now expects revenue to range between $161 million and $166 million, or an increase of 8 to 11 percent sequentially, compared to its previous guidance of $158 million to $164 million or an increase of 6 to 10 percent sequentially. The Company also expects gross margin to range between 36.5 and 37.0 percent. Previously the Company expected that gross profit would increase at a rate comparable to its revenue growth or gross margin of 35.8 percent.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Dallas, Texas. Design, marketing, and engineering centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; and Munich, Germany; with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: the Company is increasing its guidance for the third quarter of 2010 and now expects revenue to range between $161 million and $166 million, or an increase of 8 to 11 percent sequentially, compared to its previous guidance of $158 million to $164 million or an increase of 6 to 10 percent sequentially; the Company also expects gross margin to range between 36.5 and 37.0 percent; and previously the Company expected that gross profit would increase at a rate comparable to its revenue growth or gross margin of 35.8 percent. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance and loadings in our manufacturing facilities; risks of domestic and foreign operations; unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
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Company Contact:	Investor Relations Contact:
Carl Wertz	Shelton Group
VP, Finance and Investor Relations	Leanne K. Sievers
P: 805-446-4800	EVP, Investor Relations
E: carl_wertz@diodes.com	P: 949-224-3874
E: lsievers@sheltongroup.com